EXHIBIT 5.1

                Akerman, Senterfitt & Eidson, P.A.
                         Attorneys at Law
                One S.E. Third Avenue, 28th Floor
                    Miami, Florida 33131-1704
                          (305) 374-5600
                     Telecopy (305) 374-5095


                         October 17, 2002

Elizabeth Arden, Inc.
14100 N.W. 60th Avenue
Miami Lakes, Florida  33014

Ladies and Gentlemen:

     We have acted as counsel to Elizabeth Arden, Inc., a Florida corporation (the "Company"), with respect to the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") covering the issuance of up to 1,000,000 shares (the "Shares") of the Company's common stock, par value $.01 per share, that may be purchased in accordance with the Company's 2002 Employee Stock Purchase Plan.

     Based on our review of the Company's organizational documents, the stock purchase plan and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Shares have been duly authorized for issuance, and, when thereafter sold, issued and paid for as contemplated by the Elizabeth Arden, Inc. 2002 Employee Stock Purchase Plan, the Shares will be validly issued, fully paid and nonassessable shares of common stock of the Company under the laws of the State of Florida.

     We consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.

                                      Very truly yours,

                                      /s/ AKERMAN, SENTERFITT & EIDSON, P.A.